Exhibit 3.4

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

EXPRESS SCRIPTS, INC.

a corporation organized and existing under a by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of Express Scripts, Inc., held on February 21, 2008, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first paragraph of Article 4 of the Express Scripts, Inc. Amended and Restated Certificate of Incorporation is amended to be and read as follows:

“The total number of shares of stock which the Corporation has authority to issue is 1,005,000,000 shares, of which (i) 5,000,000 shares are preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) 1,000,000,000 shares are common stock, par value $0.01 per share.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Express Scripts, Inc. has caused this certificate to be signed by George Paz, Chief Executive Officer, an Authorized Officer, this 28th day of May, 2008.

By:	/s/ George Paz
Authorized Officer
Title:	Chief Executive Officer
Name:	George Paz